FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR THIRD QUARTER

Waldorf, Maryland, October 25, 2011 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), reported consolidated net income available to common shareholders for the three months ended September 30, 2011 increased $20,946, or 2.12%, to $1,008,547 or $0.33 per common share (fully diluted) compared to $987,601 or $0.33 per common share (fully diluted) for the three months ended September 30, 2010. Third quarter earnings were on par with the same period in 2010 primarily due to increases in net interest income as a result of the Bank’s larger average asset size and lower cost of funds and decreases in the provision for loan losses partially offset by growth in noninterest expense.

Consolidated net income available to common shareholders for the nine months ended September 30, 2011 decreased $918,269, or 30.97%, to $2,046,375 or $0.67 per common share (fully diluted) compared to $2,964,644 or $0.99 per common share (fully diluted) for the nine months ended September 30, 2010. The year to date decrease in earnings per share was primarily attributable to 2011 increases in the provision for loan losses and OREO related costs to reflect current appraisals or contracted sales amounts for nonperforming assets and costs in order to facilitate ultimate disposition. These decreases were partially offset by increased net interest income as a result of the Bank’s larger average asset size and lower cost of funds.

TRI-COUNTY FINANCIAL CORPORATION
	As of September 30, 2011	As of December 31, 2010	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$968,689,775	$885,936,102	$82,753,673	9.34%
Cash, federal funds sold and interest-bearing deposits	27,720,691	9,823,436	17,897,255	182.19%
Securities	184,102,581	161,934,541	22,168,040	13.69%
Loans receivable, net	697,157,252	654,449,936	42,707,316	6.53%
Foreclosed real estate (OREO)	7,501,441	10,469,302	(2,967,861)	(28.35%)
Total liabilities	893,715,013	814,831,175	78,883,838	9.68%
Total deposits	813,050,068	724,582,326	88,467,742	12.21%
Short-term borrowings	433,403	816,422	(383,019)	(46.91%)
Long-term debt	60,588,636	70,624,044	(10,035,408)	(14.21%)
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
TARP preferred stock	-	16,317,000	(16,317,000)	(100.00%)
Small Business Lending Fund (SBLF) preferred stock	20,000,000	-	20,000,000	n/a
Total stockholders’ equity	$74,974,762	$71,104,927	$3,869,835	5.44%
Book value per common share	$18.24	$18.25
Common shares outstanding	3,013,389	3,002,616
Tier 1 capital to average assets	9.27%	9.44%
Total capital to risk-weighted assets	12.65%	12.94%
Nonperforming loans (NPLs)	$6,635,366	$13,518,779	$(6,883,413)	(50.92%)
Nonperforming assets (NPLs + OREO)	14,136,807	23,988,081	(9,851,274)	(41.07%)
Troubled debt restructures (TDRs)	11,940,237	16,881,803	(4,941,566)	(29.27%)
Allowance for loan losses to total loans	1.03%	1.16%
Past due loans (PDLs) to total loans (31 to 90 days)	0.79%	0.17%
Nonperforming loans (NPLs) to total loans (>90 days)	0.94%	2.04%
Total loan delinquency (PDLs + NPLs) to total loans	1.73%	2.21%
Allowance for loan losses to nonperforming loans	109.37%	56.73%
Nonperforming assets (NPLs + OREO) to total assets	1.46%	2.71%
Nonperforming assets (NPLs + OREO) to gross loans + OREO	1.98%	3.56%
Nonperforming assets + TDRs to total assets (a)	2.66%	4.58%

(a)  Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

“Nonperforming assets decreased from 2.71% of total assets at December 31, 2010 to 1.46% of total assets at September 30, 2011. The quality of our loan portfolio and our focus on resolving problem loans and assets during the first three quarters of 2011 has resulted in significantly better asset quality than our peer group,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO. “At September 30, 2011, the Bank’s nonperforming assets as a percentage of loans and OREO were 1.98%. This is over 250 basis points better than our peers as reported in the June 2011 Uniform Bank Performance Report for the Richmond 5th Federal Reserve District.”

Assets increased primarily due to second and third quarter growth in the loan and investment portfolios. Deposit growth funded the curtailment of $10,000,000 in long-term debt and funded both loans and investments. Gross loan growth of $41,732,378 was due to net new loans of $31,745,651 in commercial real estate and $21,705,141 in residential mortgages offset by decreases of $10,865,119 in construction and land development and a net decrease in other loan categories of $853,295. The majority of commercial real estate loan growth has been for amortizing loans secured by owner occupied real estate. Construction and land development loans have decreased from $62,509,558 at December 31, 2009 to $31,639,081 at September 30, 2011, as the Bank has deemphasized that type of lending in this economic environment.

Nonperforming loans as a percentage of total loans declined to 0.94% at September 30, 2011 compared to 2.04% at December 31, 2010. The Bank had 25 nonperforming loans at September 30, 2011 compared to 32 nonperforming loans at December 31, 2010. Foreclosed real estate decreased $2,967,861 as disposals of $9,582,485 and a valuation allowance of $658,582 were offset by additions of $7,273,206.   Resolution of foreclosed real estate assets improved during the third quarter as disposals of $3,194,090 outpaced additions to OREO of $491,349. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Total deposit increases of $88,467,742 were comprised of increases in transaction accounts of $77,598,203 and certificates of deposits of $10,869,539. The Bank’s transaction accounts increased from $286,383,452, or 39.52% of deposits, at December 31, 2010 to $363,981,655, or 44.77% of deposits, at September 30, 2011. Total debt decreased as liquidity available from retail deposits and maturing securities was utilized to pay debt.

“Increasing deposit market share and core deposit relationships in the Tri-County market areas of Charles, Calvert and St. Mary’s counties contributed significantly to reducing our funding costs. According to the most recent FDIC Annual Summary of Deposit Survey, we moved up one position this year to become the second largest overall deposit holder in the Tri-County area. We have steadily increased our market share from 11.18% at June 2006 to 19.27% at June 2011, an increase of 8.09 percentage points,” said James DiMisa, Community Bank of Tri-County, EVP and Chief Operating Officer. “Community Bank of Tri-County moved up to number two in our current marketplace efficiently; our average branch has deposits of over $75 million. I am excited about the Bank’s future growth opportunities in Southern Maryland and the opening of our first branch in King George, Virginia in 2012.”

The Bank broke ground in June 2011 for its operations center in Waldorf, Maryland and is building its newest branch in King George, Virginia. Both projects are scheduled for completion in the second quarter of 2012.

On September 23, 2011 the U.S. Department of Treasury invested $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.  The interest rate will fluctuate depending on the amount of growth in the Bank’s small business lending.  The Company qualified for an initial interest rate on the SBLF funds of 1%.  The Company used $16.4 million of the proceeds from this investment to redeem all of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program on December 19, 2008 as well as to pay any accrued but unpaid dividends. The net proceeds were invested by the Company in the Bank as Tier 1 Capital.

The $3,869,835 increase in stockholders’ equity was due to net income of $2,667,752 and net proceeds of $3,683,000 from the SBLF investment partially offset by the payments of common stock dividends of $1,209,856, preferred stock dividends of $722,243, net stock related activities of $548,306 and adjustments to other comprehensive income of $512. Common stockholders' equity of $54,974,762 resulted in a book value of $18.24 per common share at September 30, 2011. The Company remains well-capitalized at September 30, 2011 with a Tier 1 capital to average asset ratio of 9.27%.

TRI-COUNTY FINANCIAL CORPORATION
	Nine Months Ended
	September 30, 2011	September 30, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$29,870,729	$29,662,104	$208,625	0.70%
Interest expense	9,769,246	10,181,704	(412,458)	(4.05%)
Net interest income	20,101,483	19,480,400	621,083	3.19%
Provision for loan losses	3,541,345	2,784,007	757,338	27.20%
Noninterest income	2,749,282	2,500,328	248,954	9.96%
Noninterest expense	15,311,916	13,575,467	1,736,449	12.79%
Income tax expense	1,329,752	2,021,412	(691,660)	(34.22%)
Net income	2,667,752	3,599,842	(932,090)	(25.89%)
Net income available to common shareholders	$2,046,375	$2,964,644	(918,269)	(30.97%)
Return on average assets	0.40%	0.58%
Return on average equity	4.94%	6.85%
Interest rate spread	3.11%	3.15%
Net interest margin	3.27%	3.36%
Share Data:
Basic net income per common share	$0.68	$0.99
Diluted net income per common share	$0.67	$0.99
Weighted average common shares outstanding:
Basic	3,016,493	2,983,187
Diluted	3,054,849	3,002,618

The decrease in net income for the nine months ended September 30, 2011 was principally due to increases in the provision for loan losses and noninterest expense partially offset by better net interest income performance due to larger average loan balances and a lower cost of funds. The increase in interest and dividend income was attributable to increases of $47.5 million to the average balance of interest-earning assets partially offset by a reduction in the average yield on interest-earning assets from 5.12% for the nine months ended September 30, 2010 to 4.85% for the nine months ended September 30, 2011. The decrease in interest expense was due to a reduction in the average cost of funds on interest-bearing liabilities from 1.97% for the nine months ended September 30, 2010 to 1.75% for the nine months ended September 30, 2011 primarily due to a decrease in interest rates paid on certificates of deposits, which declined from 2.25% for the nine months ended September 30, 2010 to 1.96% for the nine months ended September 30, 2011. Interest expense also decreased due to a reduction in outstanding borrowings offset by higher average balances of deposits. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest-rate environment over the last several years. The Company has limited the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.

The Company’s provision for loan losses increased due to additional charges taken in the allowance for specific nonperforming loans based on management’s estimate of realizable value. Net charge-offs increased $1,863,527 from $2,093,339 for the nine months ended September 30, 2010 to $3,956,866 for the nine months ended September 30, 2011. The Company’s delinquency rate has improved from 3.02% at September 30, 2010 to 1.73% at September 30, 2011, as problem loans were charged-off, transferred to foreclosed real estate or worked out. The Company’s allowance for loan losses decreased from 1.29% of loans at September 30, 2010 to 1.03% of loans at September 30, 2011.

Noninterest income increased $248,954 primarily due to growth in service charge income of $167,446 and loan fees of $156,551 due to the increased asset size of the Bank and an increase in BOLI income of $150,094. Gains on loan sales and asset sales declined by $253,355 compared with the same period in 2010.

For the nine months ended September 30, 2011, noninterest expense increased primarily due to growth in salary and benefits of $1,016,411 and increased foreclosure related costs of $635,083 compared to 2010. Compliance costs have continued to rise from the prior year reflecting the initial impact of the Dodd-Frank Act, impacting salaries and benefits, data processing and legal and professional fees.

TRI-COUNTY FINANCIAL CORPORATION
	Three Months Ended
	September 30, 2011	September 30, 2010	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$10,134,507	$9,805,485	$329,022	3.36%
Interest expense	3,378,500	3,372,947	5,553	0.16%
Net interest income	6,756,007	6,432,538	323,469	5.03%
Provision for loan losses	644,654	1,121,203	(476,549)	(42.50%)
Noninterest income	1,026,356	994,759	31,597	3.18%
Noninterest expense	5,277,394	4,437,425	839,969	18.93%
Income tax expense	653,856	669,335	(15,479)	(2.31%)
Net income	1,206,459	1,199,334	7,125	0.59%
Net income available to common shareholders	$1,008,547	$987,601	20,946	2.12%
Share Data:
Basic net income per common share	$0.33	$0.33
Diluted net income per common share	$0.33	$0.33
Weighted average common shares outstanding:
Basic	3,015,275	2,986,279
Diluted	3,052,968	3,006,171

Net income for the quarter ended September 30, 2011 was nearly equivalent for the comparable period in 2010 as increases in net interest income and decreases in the provision for loan losses offset growth in noninterest expense. Growth of the Company’s average interest-earning assets was the driver of positive interest margin growth in the third quarter of 2011. The increase in the average balance of interest-bearing liabilities was offset by decreases in the average cost of funds. The average cost of the Company’s interest bearing liabilities decreased 19 basis points from 1.94% at December 31, 2010 to 1.75% at September 30, 2011 and is 22 basis points lower than the comparable period in the prior year. The Company’s provision for loan losses decreased in the third quarter due to reductions in the allowance for specific nonperforming loans.

For the quarter ended September 30, 2011, noninterest expense increased $839,969 primarily due to growth in salary and benefits of $350,899 and increased foreclosure related costs of $362,612 compared to the third quarter of 2010. Compliance costs have continued to rise compared to the same quarter of the prior year reflecting the initial impact of the Dodd-Frank Act, impacting salaries and benefits, data processing and legal and professional fees.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland and Dahlgren, Virginia (approved, under construction).

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of September 30, 2011. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2010. The results of operations for the three and nine months ended September 30, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.